EXHIBIT 99.1

Contact:
Eric Martin, Director of Investor Relations
(404) 745-2889

CARTER’S NAMES NEW BOARD MEMBER

ATLANTA – November 4, 2004 – Carter’s, Inc. (NYSE: CRI), the largest branded marketer of baby and young children’s apparel in the United States, announced today that Elizabeth A. Smith, 41, who was recently named Executive Vice President and Brand President of Avon Products, Inc., has joined Carter’s Board of Directors, effective immediately.  The appointment of Ms. Smith increases the size of Carter’s Board to eight members.

Ms. Smith, currently Group Vice President of Kraft Foods North America and President of its Beverage and Grocery segment, will join Avon Products effective January 1, 2005.  Ms. Smith will be responsible for the strategic management of Avon’s worldwide brand and product categories, and will lead all global brand and marketing functions.

Frederick J. Rowan II, Carter’s Chairman and Chief Executive Officer, commented, “Carter’s welcomes Liz Smith to its Board of Directors.  She is a highly regarded branding expert, a strong leader at Kraft Foods and someone who has an outstanding brand and consumer marketing skill set.  Her new appointment at Avon is further testament to her reputation and marketing savvy.  Liz’s skills and insights, complementing those of our already distinguished Board, are assets that will be of great value to Carter’s future.  We look forward to her contributions.”

Ms. Smith joined Kraft Foods Inc. in 1990 as Assistant Brand Manager of Jell-O Ready-to-Eat-Snacks.  In October 2002, she was named Group Vice President, Kraft Foods North America and President of its Beverages, Desserts and Cereal segment.  In January 2004, Ms. Smith assumed the role of Group Vice President, Kraft Foods North America and President of its Beverage and Grocery segment.

Carter’s newest Board member began her career in 1986 as a financial analyst at Paine Webber.  Ms. Smith is a graduate of the University of Virginia, where she was elected to Phi Beta Kappa and also holds a Masters in Business Administration from the Stanford Graduate School of Business.  Ms. Smith resides in Manhattan.

Carter’s is the nation’s largest branded marketer of children’s apparel for ages newborn to six years old.  Carter’s branded products are sold through over 4,000 department and national chain stores and its 177 retail stores.  Carter’s sells its Child of Mine and Tykes brands to Wal*Mart and Target, respectively.

For more information on Carter’s, please visit www.carters.com.

Cautionary Language

The above includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks, uncertainties and assumptions and actual results may vary materially from those anticipated.  For information about risks facing the Company, see the Company’s final prospectus dated September 23, 2004 under the headings “Risk Factors,”  “Business-Competition; Certain Risks” and “Statement Regarding Forward-Looking Statements.”